Exhibit 99.2

                         SUBSCRIPTION AGENT AGREEMENT

     This Subscription Agent Agreement (the "Agreement") is made as of May __, 1998 between Reckson Service Industries, Inc., a Delaware Corporation ("RSI") and American Stock Transfer & Trust Company as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form S-1 (File No. 333-44419) filed by RSI with the Securities and Exchange Commission on January 16, 1998, as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, RSI proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by RSI (the "Subscription Certificates"), to stockholders of record (the "Record Date Stockholders") of its common stock, par value $0.01 per share ("Common Stock"), as of a record date specified by RSI (the "Record Date"), pursuant to which each Stockholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

     WHEREAS, RSI wishes the Agent to perform certain acts on behalf of RSI, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.   APPOINTMENT.  RSI hereby appoints the Agent to act as subscription

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agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.   FORM AND EXECUTION OF SUBSCRIPTION CERTIFICATES.
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      (a) Each Subscription Certificate shall be irrevocable and non-
transferable. The Agent shall, in its capacity as Transfer Agent of RSI, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Stockholder" hereunder for purposes of determining the rights of Holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Stockholder in whose name it is recorded to the:

                  the right to acquire prior to the Expiration Date, as defined in the Prospectus, at the Exercise Price, as defined in the Prospectus, one share of Common Stock or, at the election of such Stockholder, four additional shares of Common Stock for every one Right.


3.   RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.
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     (a)  Each  Subscription Certificate  shall evidence  the  Rights of  the
Stockholder therein named to purchase Common Stock upon the terms and conditions therein set forth.

     (b) Upon the written advice of RSI, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of RSI Stockholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of RSI, prepare and record Subscription Certificates in the names of the Stockholders, setting forth the number of Rights to subscribe for RSI's Common Stock calculated as described above. The number of Rights that are issued to Record Date Stockholders will be rounded up, by the Agent, to the nearest whole number of Rights evenly divisible by one. In the case of shares of Common Stock held of record by a nominee holder, the number of Rights issued to such nominee holder will be adjusted, by the Agent, to permit rounding up (to the nearest whole number of Rights evenly divisible by one) of the Rights to be received by beneficial holders for whom the nominee holder is the holder of record only if the nominee holder provides to the Agent on or before the close of business on the fifth business day prior to the Expiration Date, written representation of the number of Rights required for such rounding. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of RSI. Immediately after the Distribution the Agent shall deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as RSI deems necessary or appropriate, to all Stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Stockholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as RSI deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Stockholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed. Should any officer of RSI whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.

     (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as RSI deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Stockholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) ("Foreign Record Date Stockholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Stockholders' accounts until instructions are received to exercise the Rights.


4.   EXERCISE.
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     (a)  Stockholders exercising their Rights ("Exercising Rights Holders"), may acquire shares of Common Stock covered by the Rights on by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the purchase price of $1.03 for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of American Stock Transfer & Trust Company, as agent of RSI.

     (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M., New York City time, on the Expiration Date. For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Stockholder Services Division of the Agent specified in the Prospectus.

     (c) As promptly as practicable after the Expiration Date, the Agent shall send to each Exercising Rights Holder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) the stock certificates representing the shares of Common Stock acquired pursuant to the exercise of the applicable Rights.

5.   VALIDITY OF SUBSCRIPTIONS.  Irregular subscriptions not otherwise
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covered by specific instructions herein shall be submitted to an appropriate officer of RSI and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.   OVER-SUBSCRIPTION.  If there remain unexercised Rights at 5:00 P.M.,
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New York City time, on the Expiration Date, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to RSI Standby LLC for exercise pursuant to the Standby Agreement, as defined in the Prospectus. The Agent shall advise RSI immediately as to the total number of Remaining Shares at 5:00 P.M., New York City time, on the Expiration Date.

7.   HOLDING PROCEEDS OF RIGHTS OFFERING IN ESCROW.
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     (a)  Until 5:00 P.M., New York City time, on the Expiration Date, all proceeds received by the Agent from Exercising Rights Holders shall be held by the Agent, on behalf of RSI, in a segregated, interest-bearing escrow account (the "Escrow Account").

     (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights (including interest earned thereon) to RSI as promptly as practicable after, but in no event later than seven business days after, the Expiration Date.

8.   REPORTS.
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     Daily, during the period commencing on the Record Date, until the
Expiration Date, the Agent will report by telephone or telecopier (by 12:00 Noon, New York City time), confirmed by letter, to a designated officer of RSI, daily data regarding the number of Rights exercised the total number of shares of new Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to also show the cumulative totals and any such other information as may be mutually determined by RSI and the Agent.


9.   LOSS OR MUTILATION.  If any Subscription Certificate is lost, stolen,
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mutilated or destroyed, the Agent may, on such terms which will indemnify and protect RSI and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

10.  COMPENSATION FOR SERVICES.  RSI agrees to pay to the Agent
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compensation for its services as such in accordance with its Fee Schedule to act as Agent dated May ___, 1998 and set forth hereto as Exhibit A. The Agent agrees that such compensation shall include all services as Transfer Agent and Registrar provided in connection with the offering of the Rights. RSI further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

11.  INSTRUCTIONS AND INDEMNIFICATION.  The Agent undertakes the duties
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and obligations imposed by this Agreement upon the following terms and conditions:

    (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of RSI, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of RSI which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     (b) RSI will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of RSI, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees.

12.  CHANGES IN SUBSCRIPTION CERTIFICATE.  The Agent may, without the
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consent or concurrence of the Stockholders in whose names Subscription
Certificates are registered, by supplemental agreement or otherwise, concur with RSI in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for RSI) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Stockholders.

13.  ASSIGNMENT; DELEGATION.
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     (a)  Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

    (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

14.  GOVERNING LAW. This Agreement shall be governed by and construed in
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accordance with the laws of the State of New York.

15.  SEVERABILITY.  The parties hereto agree that if any of the provisions
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contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

16.  COUNTERPARTS.  This Agreement may be executed in one or more
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counterparts, each of which shall be deemed an original and all of, which together shall be considered one and the same agreement.

17.  CAPTIONS.  The captions and descriptive headings herein are for the
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convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

18.  FACSIMILE SIGNATURES.  Any facsimile signature of any party hereto
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shall constitute a legal, valid and binding execution hereof by such party.

19.  FURTHER ACTIONS.  Each party agrees to perform such further acts and
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execute such further documents as are necessary to effect the purposes of this Agreement.

20.  ADDITIONAL PROVISIONS.  Except as specifically modified by this
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Agreement, the Agent's rights and responsibilities set forth in the Agreement for Stock Transfer Services between RSI and the Agent are hereby ratified and confirmed and continue in effect.



                         RECKSON SERVICE INDUSTRIES, INC.



                         By:
                              --------------------------------------------
                              Name:
                              Title:

                         AMERICAN STOCK TRANSFER & TRUST COMPANY

                         By:  -------------------------------------------
                              Name:
                              Title: